Exhibit 10.1

SHARE CANCELLATION AGREEMENT

THIS SHARE CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of this 17th day of May 2021, by and between CX Network Group, Inc., a Nevada corporation (the “Company”), and Mr. Wenhai Xia (the “Stockholder”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Share Exchange Agreement (as hereinafter defined).

RECITALS

WHEREAS, the Company has entered into a Share Exchange Agreement, in the form attached hereto as Exhibit A (the “Exchange Agreement”) pursuant to which the Company will acquire 100% of the issued and outstanding Ordinary Shares of Kun Peng International Holdings Limited, a British Virgin Islands Company (“KPI”) in exchange for the issuance of up to an aggregate of 34,158,391 (the “Share Exchange”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, pursuant to the terms of the Exchange Agreement, and as a condition to the completion of the transactions contemplated by the Exchange Agreement, the Company agreed to enter into an agreement with the Stockholder to cancel an aggregate of 15,535,309 shares of the Company’s Common Stock (the “Cancellation Shares”) owned by the Stockholder; and

WHEREAS, upon the Closing of the Share Exchange and after taking effect to the cancellation of the Cancellation Shares pursuant to this Agreement, the Shareholder shall retain an aggregate of 1,148,025 shares of Common Stock (the “Retained Shares”).

WHEREAS, the Stockholder acknowledges that he would benefit from the completion of the transactions contemplated by the Exchange Agreement.

NOW, THEREFORE, for and in consideration of the execution and delivery of the Exchange Agreement, and the payment of good and valuable consideration pursuant to the Exchange Agreement, the receipt and sufficiency of which is hereby acknowledged, the Company and the Stockholder, each intending to be legally bound by this Agreement, hereby agree as follows:

AGREEMENT

1.  DUTIES

1.1  Rights and Obligations of the Parties.  The parties shall be entitled to such rights and shall perform such duties as set forth herein.  In the event that the terms of this Agreement conflict in any way with the provisions of the Exchange Agreement, the Exchange Agreement shall control.

1.2 Cancellation of Shares.  On the Closing Date, the Cancellation Shares held by the Stockholder shall be deemed automatically cancelled as issued and outstanding and returned to the Company as authorized and unissued; provided, however, that the Stockholder shall continue to hold the Retained Shares.

1.3 Execution of Further Documentation.  The Stockholders agree to execute any and all documents, including, but not limited to, stock powers for the stock certificates representing the Cancellation Shares, as the Company reasonably determines necessary to effect the cancellation of the Cancellation Shares pursuant to the terms of this Agreement.

2.  DIVIDENDS; VOTING RIGHTS; STOCK SPLITS

2.1  Cash Dividends; Voting Rights. Prior to the Closing of the Share Exchange in accordance with the Exchange Agreement, the Stockholder shall have rights to cash or stock dividends with respect to the Cancellation Shares, if any, and have rights to vote the Cancellation Shares, if any such matter requiring stockholder approval shall arise.  Following the Closing of the Share Exchange, the Stockholder shall have rights to cash or stock dividends with respect to the Retained Shares, if any, and have rights to vote the Retained Shares, if any such matter requiring stockholder approval shall arise.

2.2  Stock Splits; Stock Dividends.  In the event of any stock split or other similar transaction with respect to the Company’s Common Stock that becomes effective prior to the Closing of the Share Exchange, the additional shares issued with respect to the Cancellation Shares shall be similarly cancelled.

3.  MISCELLANEOUS

3.1  Transferability.  None of the rights and obligations of the Stockholder hereunder shall be transferable.

3.2  Notices.  Any notices or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given if sent by (i) registered or certified mail, postage prepaid, addressed as follows, (ii) facsimile to the facsimile numbers identified below or (iii) overnight courier (such as UPS or FedEx), addressed as follows:

If to the Company:

CX Network Group, Inc.

Room 1205, 1A Building, Shenzhen Software Industry Base,

Xuefu Rd, Nanshan District, Shenzhen, China

Attention: Wenhai Xia

If to the Stockholder:

Wenhai Xia

C/O CX Network Group, Inc.

Room 1205, 1A Building, Shenzhen Software Industry Base,

Xuefu Rd, Nanshan District, Shenzhen, China

or such other person or address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so mailed.

3.3  Construction.  The validity, enforcement and construction of this Agreement shall be governed by the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

3.4  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, assigns and transferees, as the case may be.

3.5  Severability.  If any provision or section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain enforceable in accordance with their terms.

3.6  Interpretation.  The headings and subheadings contained in this Agreement are for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement.  This Agreement shall be construed and interpreted without regard to any rule or presumption requiring that it be construed or interpreted against the party causing it to be drafted.

3.7  Execution in Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

3.8  Amendments.  This Agreement may be amended from time to time but only by written agreement signed by all of the parties hereto.

3.9  Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

2

IN WITNESS WHEREOF, the parties have executed this Share Cancellation Agreement as of the day and year first above written.

CX NETWORK GROUP, INC.

By:	/s/ Wenhai XIA
Wenhai Xia, CEO and President

STOCKHOLDER WENHAI XIA

/s/ Wenhai XIA
Wenhai Xia, an individual

3

Exhibit A

Exchange Agreement